Exhibit 10.4

MARINUS PHARMACEUTICALS, INC.

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT FOR NON-EMPLOYEE DIRECTORS

Marinus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby grants Restricted Stock Units (the “RSUs”) representing the right to receive shares of its common stock, par value $0.001 (the “Common Stock”), to the recipient (the “Grantee”) set forth on the Schedule to Restricted Unit Agreement for Non-Employee Directors attached hereto (the “Schedule), subject to the vesting and other conditions set forth below and in the Schedule.  The terms and conditions of the RSUs are set forth in this Restricted Stock Unit Agreement and the Schedule (collectively, the “Agreement”), as well as in the Company’s 2024 Equity Incentive Plan (as it may be amended from time to time, the “Plan”).  All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Restricted Stock Units

This Agreement evidences an award of RSUs in the number set forth on the Schedule.  Each RSU represents the right to receive one share of Common Stock, subject to the vesting and other conditions set forth in this Agreement and in the Plan.

Vesting

The RSUs shall vest in accordance with the vesting schedule set forth on the Schedule; provided, however, that for purposes of vesting, fractional numbers of shares of Common Stock shall be rounded to the nearest whole number, and the number of RSUs that shall vest on the final vesting date shall be rounded up or down as necessary such that the total number of RSUs that vest pursuant to the vesting schedule shall be equal to the number of RSUs covered by this grant as set forth on the Schedule.

Unless the termination of your Service triggers accelerated vesting or other treatment of the RSUs pursuant to the terms of this Agreement or the Plan, you shall immediately and automatically forfeit the unvested RSUs to the Company in the event your Service terminates for any reason.  No RSUs shall vest after your termination of Service.

Change in Control

In the event of a Change in Control, the RSUs will be treated in the manner provided in Section 17.3 or Section 17.4 of the Plan (as applicable).

If, following a Change in Control in which the RSUs are assumed or continued, and within twelve (12) months following the consummation of such a Change in Control, your Service is terminated by the Company (or by the acquiring or successor entity in the Change in Control transaction) without Cause, the unvested RSUs will become fully vested as of the date of your termination of Service.

Termination due to death or Disability	If your Service terminates due to your death or Disability, the unvested RSUs shall become immediately vested as of the date of your termination of Service.
Issuance	The issuance of the shares of Common Stock underlying any RSUs that become vested hereunder shall be made within thirty (30) days after the applicable vesting date.  Any such issuance shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration or issuance of one or more Common Stock certificates.

Withholding Taxes

The Company’s obligation to deliver shares of Common Stock upon vesting of the RSUs shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

The Company shall, except to the extent that you request otherwise in writing at least thirty (30) days prior to the applicable vesting date of the RSUs, satisfy any applicable income and employment tax withholding requirements by having vested shares of Common Stock otherwise deliverable to you under this Agreement in respect of your vested RSUs withheld up to an amount that does not exceed your maximum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  In the event and to the extent that you timely request in writing that the Company not withhold otherwise deliverable shares of Common Stock, then you may elect to make a cash payment to the Company at the time of the vesting of the RSUs equal to the required withholding taxes.  To the extent that you do not make a cash payment to the Company as set forth in the preceding sentence, then the Company shall withhold from your next immediate payments of fees amounts as necessary to satisfy all applicable withholding tax requirements.

Transfer of RSUs

The RSUs are not transferable by you other than to a designated beneficiary upon your death or by will or the laws of descent and distribution.  No assignment or transfer of the RSUs, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary upon death by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the RSUs will terminate and become of no further effect.

Retention Rights	Neither the RSUs nor this Agreement gives you the right to be retained by the Company (or any subsidiary of the Company) in any capacity.
Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until the shares of Common Stock have been issued to you upon vesting of the RSUs and either a certificate evidencing your shares of Common Stock has been issued or an appropriate entry has been made on the Company’s books.  No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made).

Clawback

The RSUs are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any “clawback” or recoupment policy that is adopted by the Company or a subsidiary of the Company to comply with the requirements of any applicable laws, or (ii) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

Adjustments

The number of shares subject to issuance upon vesting of the RSUs is subject to adjustment in accordance with Section 17.1 of the Plan.  The RSUs shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs.  Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, non-competition, and/or severance agreement between you and the Company or any subsidiary of the Company shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant of RSUs, you give explicit consent to the Company to process any such personal data.  You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

By accepting this grant of RSUs, you consent to receive documents related to the RSUs by electronic delivery (including e-mail or reference to a website or other URL) and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The RSUs are intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, any subsidiaries of the Company, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, any subsidiaries of the Company, the Board, nor the Committee will have any liability to you for such tax or penalty.

For purposes of this Agreement, a termination of Service only occurs upon an event that would be a “separation from service” (within the meaning of Code Section 409A and the regulations thereunder).  Notwithstanding anything in this Agreement to the contrary, if at the time of your separation from service, (i) you are a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder, and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable to you on account of such separation from service constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first payroll date after such Delay Period (or upon your death, if earlier), without interest thereupon.

Successors and Assigns

This Agreement shall inure to the successors and assigns of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by you, except to the extent expressly permitted herein.

Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

You must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company.  By accepting this Agreement, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which has been provided or made available to you.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Schedule to Restricted Stock Unit Agreement for Non-Employee Directors

(See Attachment)

Recipient ID[●]

Recipient Name[●]

Recipient Address[●]

Type of AwardRestricted Stock Units

Shares of Common Stock[●]

Grant Date[●]

Vesting Start Date[●]

Vesting Schedule:

[Insert vesting schedule]